SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 7, 2001
                                                          --------------



                                EATON VANCE CORP.
                                -----------------
             (Exact name of registrant as specified in its charter)



   Maryland                        1-8100                        04-2718215
----------------        -----------------------              -------------------
(State or other         (Commission File Number)             (IRS Employer
jurisdiction of                                              Identification No.)
incorporation)


255 State Street, Boston, Massachusetts                                  02109
---------------------------------------                               ----------
(Address of principal executive offices)                              (Zip Code)



        Registrant's telephone number, including area code: (617)482-8260
                                                            -------------



                               Page 1 of 6 pages

                       INFORMATION INCLUDED IN THE REPORT



ITEM 5.   OTHER EVENTS

          Registrant's operating company, Eaton Vance Management, has entered into a purchase agreement for the sale of zero-coupon notes exchangeable into shares of Registrant's non-voting common stock under certain conditions, as described in Registrant's news release dated August 7, 2001, a copy of which is filed herewith as Exhibit 99.5 and incorporated herein by reference.


                               Page 2 of 6 pages

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                EATON VANCE CORP.
                                (Registrant)


Date: August 7, 2001            /s/ William M. Steul
      --------------            ----------------------------------
                                William M. Steul, Chief Financial Officer



                               Page 3 of 6 pages

                                  EXHIBIT INDEX


     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this report:


Exhibit No.     Description
-----------     -----------

99.5            Copy of registrant's news release dated August 7, 2001.



                               Page 4 of 6 pages

                                                                    Exhibit 99.5

NEWS RELEASE

{LOGO}            Eaton Vance Corp.
                  The Eaton Vance Building
                  255 State Street, Boston, MA  02109
                  (617) 482-8260
                  Contact: William M. Steul


                                                           FOR IMMEDIATE RELEASE

       EATON VANCE CORP. ANNOUNCES ZERO-COUPON EXCHANGEABLE DEBT OFFERING

BOSTON, MA - AUGUST 7, 2001 - EATON VANCE CORP., (NYSE: EV) today announced that it has entered into a purchase agreement through its operating company, Eaton Vance Management, for the sale of zero-coupon exchangeable senior notes due 2031 with a principal amount at maturity of $235 million.

The exchangeable securities are being offered only to qualified institutional buyers at an initial offering price of $638.70 per $1,000 of principal amount at maturity, resulting in gross proceeds to Eaton Vance Management of approximately $150 million. The issue price represents a yield to maturity of 1.5% per annum, with an initial conversion premium of 30%. The initial purchaser will also have a 30 day option to purchase up to an additional $79 million principal amount at maturity of the exchangeable securities to cover over-allotments, which would provide Eaton Vance Management with approximately $50 million in additional gross proceeds.

Each $1,000 principal amount at maturity of the exchangeable securities will be exchangeable into 14.3657 shares of Eaton Vance Corp. non-voting common stock upon the occurrence of any of the following events: (i) if the closing price of Eaton Vance Corp.'s non-voting common stock on the New York Stock Exchange exceeds specified levels; (ii) if, after the date on which the exchangeable securities have been assigned a credit rating, the credit rating assigned is below a specified level; (iii) if Eaton Vance Management calls the exchangeable securities for redemption; or (iv) in the event that Eaton Vance Corp. takes certain corporate actions. Eaton Vance Management may redeem the exchangeable securities for cash on or after August 13, 2006, at their accreted value. Eaton Vance Management may be required to repurchase the exchangeable securities at the accreted value thereof, at the option of the holders, on the first, third, fifth, tenth fifteenth, twentieth and twenty-fifth anniversaries of their issuance. Eaton Vance Management may choose to pay the purchase price for such repurchases in cash or shares of Eaton Vance Corp. non-voting common stock. In conjunction with the offering, Eaton Vance Corp., through a subsidiary, has agreed to purchase approximately 1.5 million shares of its common stock for approximately $51 million. Eaton Vance will use the balance of the offering proceeds to pay for recently announced acquisitions of Fox Asset Management, Inc. and Atlanta Capital Management Company LLC and for other general corporate purposes.


                               Page 5 of 6 pages

Eaton Vance Corp., thorough its subsidiaries, is the investment adviser and distributor of over 70 mutual funds. The company also manages investments for approximately 800 individual and institutional clients. Eaton Vance has over $50 billion in assets under management.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The debt securities and shares of common stock issuable upon exchange of the debt securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain matters discussed in this press release and in public statements relating to the release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the ability to close the exchangeable debt offering, changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interest in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in Eaton Vance Corp.'s filing with the Securities and Exchange Commission. Reference is hereby made to the Company's Annual Report to shareholders and to its Form 10-K for the year ended October 31, 2001.



                               Page 6 of 6 pages